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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                         Wheeling-Pittsburgh Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    963142302
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                October 28, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[x] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

   CUSIP No. 963142302
--------------------------------------------------------------------------------

   1. Names of Reporting Persons: Stonehill Institutional Partners, L.P. I.R.S. Identification Nos. of above persons (entities only). 13-3982121

   2.  Check the Appropriate Box if a Member of a Group (See Instructions)

             X..................................................................
        (a)  .......

             ...................................................................
        (b)  .......

--------------------------------------------------------------------------------

   3.  SEC Use Only

       .........................................................................

--------------------------------------------------------------------------------

   4.  Citizenship or Place of Organization: Delaware, USA

--------------------------------------------------------------------------------

                5.  Sole Voting Power:  0

Number of       ----------------------------------------------------------------
Shares
Beneficially    6.  Shared Voting Power:  510,530
Owned by
Each            ----------------------------------------------------------------
Reporting
Person With     7.  Sole Dispositive Power: 0

                ----------------------------------------------------------------

                8.  Shared Dispositive Power: 510,530

--------------------------------------------------------------------------------

   9.  Aggregate Amount Beneficially Owned by Each Reporting Person: 510,530

--------------------------------------------------------------------------------

   10. Check if the  Aggregate  Amount in Row (9) Excludes  Certain  Shares (See
       Instructions).................................

   11. Percent of Class Represented by Amount in Row (9): 5.1%

--------------------------------------------------------------------------------

   12. Type of Reporting Person (See Instructions): PN

--------------------------------------------------------------------------------

CUSIP No. 963142302

--------------------------------------------------------------------------------
   1.  Names of Reporting Persons:         Stonehill Offshore Partners Limited
       I.R.S. Identification Nos. of above persons (entities only).  N/A

   2.  Check the Appropriate Box if a Member of a Group (See Instructions)

             X..................................................................
        (a)  .......

             ...................................................................
        (b)  .......

--------------------------------------------------------------------------------

   3.  SEC Use Only
       .........................................................................

--------------------------------------------------------------------------------
   4.  Citizenship or Place of Organization:     Cayman Islands

--------------------------------------------------------------------------------
                5.  Sole Voting Power:  0

Number of       ----------------------------------------------------------------
Shares
Beneficially    6.  Shared Voting Power:  711,572
Owned by
Each            ----------------------------------------------------------------
Reporting
Person With     7.  Sole Dispositive Power: 0

                ----------------------------------------------------------------

                8.  Shared Dispositive Power: 711,572

--------------------------------------------------------------------------------

   9.  Aggregate Amount Beneficially Owned by Each Reporting Person:  711,572

--------------------------------------------------------------------------------

  10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
       Instructions).................................

--------------------------------------------------------------------------------

  11.  Percent of Class Represented by Amount in Row (9):   7.1%

--------------------------------------------------------------------------------

  12.  Type of Reporting Person (See Instructions):       CO

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
CUSIP No. 963142302

--------------------------------------------------------------------------------

    1.  Names of Reporting Persons:         Stonehill Advisers LLC
        I.R.S. Identification Nos. of above persons (entities only). 13-4090347

--------------------------------------------------------------------------------

    2.  Check the Appropriate Box if a Member of a Group (See Instructions)
             X..................................................................
        (a)  .......

             ...................................................................
        (b)  .......

    3.  SEC Use Only
        ........................................................................

--------------------------------------------------------------------------------

    4.  Citizenship or Place of Organization:  Idaho, USA

--------------------------------------------------------------------------------
Number of
Shares         5.  Sole Voting Power:  0

Beneficially   -----------------------------------------------------------------
Owned by
Each           6.  Shared Voting Power:  711,572
Reporting
Person With    -----------------------------------------------------------------

               7.  Sole Dispositive Power:  0

--------------------------------------------------------------------------------
               8.  Shared Dispositive Power: 711,572

--------------------------------------------------------------------------------

    9.  Aggregate Amount Beneficially Owned by Each Reporting Person:  711,572

--------------------------------------------------------------------------------

   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
       Instructions).................................

--------------------------------------------------------------------------------

   11. Percent of Class Represented by Amount in Row (9):   7.1%

--------------------------------------------------------------------------------

   12. Type of Reporting Person (See Instructions):      PN, HC

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


CUSIP No. 963142302

--------------------------------------------------------------------------------

   1.   Names of Reporting Persons:  Stonehill Capital Management LLC
        I.R.S. Identification Nos. of above persons (entities only). 13-4091243

--------------------------------------------------------------------------------

    2.  Check the Appropriate Box if a Member of a Group (See Instructions)
             X..................................................................
        (a)  .......
             ...................................................................
        (b)  .......

--------------------------------------------------------------------------------
    3.  SEC Use Only

    4.  Citizenship or Place of Organization:  Delaware, USA

--------------------------------------------------------------------------------

Number of      5.   Sole Voting Power:  0
Shares
Beneficially   -----------------------------------------------------------------
Owned by
Each           6.   Shared Voting Power:  510,530
Reporting
Person With    -----------------------------------------------------------------

               7.   Sole Dispositive Power:  0

--------------------------------------------------------------------------------
               8.   Shared Dispositive Power: 510,530

--------------------------------------------------------------------------------

    9.  Aggregate Amount Beneficially Owned by Each Reporting Person:  510,530

--------------------------------------------------------------------------------

   10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
        Instructions).................................

--------------------------------------------------------------------------------

   11.  Percent of Class Represented by Amount in Row (9): 5.1%

--------------------------------------------------------------------------------

   12.  Type of Reporting Person (See Instructions):       PN, HC

--------------------------------------------------------------------------------

CUSIP No. 963142302

--------------------------------------------------------------------------------

    1.  Names of Reporting Persons:    John Motulsky
        I.R.S. Identification Nos. of above persons (entities only).

--------------------------------------------------------------------------------

    2.  Check the Appropriate Box if a Member of a Group (See Instructions)

             X..................................................................
        (a)  ...................................................................

             ...................................................................
        (b)  ...................................................................

--------------------------------------------------------------------------------

    3.  SEC Use Only
        ........................................................................

--------------------------------------------------------------------------------

    4.  Citizenship or Place of Organization:     USA

--------------------------------------------------------------------------------
Number of      5.   Sole Voting Power:  0
Shares
Beneficially   -----------------------------------------------------------------
Owned by
Each           6.   Shared Voting Power:  1,222,102
Reporting
Person With    -----------------------------------------------------------------

               7.   Sole Dispositive Power:  0

               -----------------------------------------------------------------

               8.   Shared Dispositive Power: 1,222,102

--------------------------------------------------------------------------------

    9.  Aggregate Amount Beneficially Owned by Each Reporting Person:  1,222,102

--------------------------------------------------------------------------------

   10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
        Instructions).................................

--------------------------------------------------------------------------------

   11.  Percent of Class Represented by Amount in Row (9):    12.2%

--------------------------------------------------------------------------------

   12.  Type of Reporting Person (See Instructions):      IN, HC

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
CUSIP No. 963142302

   1.  Names of Reporting Persons:         Christopher Wilson
       I.R.S. Identification Nos. of above persons (entities only).

--------------------------------------------------------------------------------
   2.  Check the Appropriate Box if a Member of a Group (See Instructions)
            X...................................................................
       (a)  ....................................................................

            ....................................................................
       (b)  ....................................................................

--------------------------------------------------------------------------------
   3.  SEC Use Only
        ........................................................................

--------------------------------------------------------------------------------

   4.  Citizenship or Place of Organization:  USA

--------------------------------------------------------------------------------

                5.  Sole Voting Power:  0
Number of
Shares          ----------------------------------------------------------------
Beneficially
Owned by        6.  Shared Voting Power:   1,222,102
Each
Reporting       ----------------------------------------------------------------
Person With
                7.  Sole Dispositive Power:  0

                ----------------------------------------------------------------

                8.  Shared Dispositive Power:  1,222,102

--------------------------------------------------------------------------------

   9.  Aggregate Amount Beneficially Owned by Each Reporting Person:  1,222,102

--------------------------------------------------------------------------------

  10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
       Instructions).................................

--------------------------------------------------------------------------------

  11.  Percent of Class Represented by Amount in Row (9):  12.2%

--------------------------------------------------------------------------------

  12.  Type of Reporting Person (See Instructions):      IN, HC

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
CUSIP No. 963142302

--------------------------------------------------------------------------------
   1.  Names of Reporting Persons:         Wayne Teetsel
       I.R.S. Identification Nos. of above persons (entities only).

--------------------------------------------------------------------------------

   2.  Check the Appropriate Box if a Member of a Group (See Instructions)

            X...................................................................
       (a)  ....................................................................

       (b)  ....................................................................
            ....................................................................

--------------------------------------------------------------------------------

   3.  SEC Use Only
        ........................................................................

--------------------------------------------------------------------------------

   4.  Citizenship or Place of Organization:     USA

--------------------------------------------------------------------------------

                5.  Sole Voting Power:  0
Number of
Shares          ----------------------------------------------------------------
Beneficially
Owned by        6.  Shared Voting Power:   1,222,102
Each
Reporting       ----------------------------------------------------------------
Person With
                7.  Sole Dispositive Power:  0

                ----------------------------------------------------------------

                8.  Shared Dispositive Power:  1,222,102

--------------------------------------------------------------------------------

   9.  Aggregate Amount Beneficially Owned by Each Reporting Person:  1,222,102

--------------------------------------------------------------------------------

  10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
       Instructions).................................

--------------------------------------------------------------------------------

    11. Percent of Class Represented by Amount in Row (9):   12.2%

--------------------------------------------------------------------------------

    12. Type of Reporting Person (See Instructions):    IN, HC

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
Item 1.
        (a) Name of Issuer      Wheeling-Pittsburgh Corporation

        (b) Address of Issuer's Principal Executive Offices  1134 Market Street
                                                             Wheeling, WV 26003

Item 2.
            Name of Person Filing

        (a) Stonehill Institutional Partners, L.P., Stonehill Offshore Partners Limited, Stonehill Advisers LLC, Stonehill Capital Management LLC, John Motulsky, Christopher Wilson, Wayne Teetsel.

            Address of Principal Business Office:

            c/o Stonehill Capital Management LLC
        (b) 885 Third Avenue
            30th Floor
            New York, NY  10022

        (c) Citizenship

            Stonehill Institutional Partners, L.P.: Delaware limited partnership

            Stonehill Offshore Partners Limited: Cayman Islands exempted company

            Stonehill Advisers LLC: an Idaho limited liability company

            Stonehill Capital Management LLC: Delaware limited liability company

            John Motulsky ("Motulsky"): US Citizen

            Christopher Wilson ("Wilson"): US Citizen

            Wayne Teetsel ("Teetsel"): US Citizen

        (d) Title of Class of Securities     Common Stock

        (e) CUSIP Number    963142302


ITEM    If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2
3.      (b) or (c), check whether the person filing is a:

        (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

        (b) [  ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                  78c).

        (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

        (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

        (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

        (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

        (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);

        (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

        (j) [  ]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM
4.      Ownership.

John Motulsky, Christopher Wilson, Wayne Teetsel:

        (a) Amount beneficially owned:  Common Stock:        1,222,102

        (b) Percent of class:           12.2%

        (c) Number of shares as to which the person has:

            (i)   Sole power to vote or to direct the vote:  0

            (ii)  Shared power to vote or to direct the vote:
                  Common Stock:  1,222,102

            (iii) Sole power to dispose or to direct the disposition of: 0

            (iv)  Shared power to dispose or to direct the disposition of:
                  Common Stock:  1,222,102

Stonehill Institutional Partners, L.P. , Stonehill Capital Management LLC

      (a)  Amount beneficially owned: Common Stock   510,530

      (b)  Percent of class:                             5.1%

      (c)  Number of shares as to which the person has:

           (i)    Sole power to vote or to direct the vote:  0

           (ii)   Shared power to vote or to direct the vote: 510,530

           (iii)  Sole power to dispose or to direct the disposition of:  0

           (iv)   Shared power to dispose or to direct the disposition of:
                  510,530

Stonehill Offshore Partners Limited, Stonehill Advisers LLC

      (a)  Amount beneficially owned:  Common Stock   711,572

      (b)  Percent of class:  7.1%

      (c)  Number of shares as to which the person has:

           (i)    Sole power to vote or to direct the vote:  0

           (ii)   Shared power to vote or to direct the vote: 711,572

           (iii)  Sole power to dispose or to direct the disposition of: 0

           (iv)   Shared power to dispose or to direct the disposition of:
                  711,572

ITEM
5.    Ownership of Five Percent or Less of a Class

Not Applicable.

ITEM
6.    Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

ITEM
7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Stonehill Capital Management LLC is the investment adviser to Stonehill Institutional Partners, L.P. Stonehill Advisers LLC is the investment adviser to Stonehill Offshore Partners Limited. Messrs. Motulsky, Wilson and Teetsel are the general partners of Stonehill Institutional Partners, L.P. and the managing members of Stonehill Capital Management LLC and Stonehill Advisers LLC.

ITEM
8.    Identification and Classification of Members of the Group

Stonehill Institutional Partners, L.P., Stonehill Offshore Partners Limited, Stonehill Capital Management LLC, John Motulsky, Christopher Wilson, and Wayne Teetsel.

ITEM
9.    Notice of Dissolution of Group

Not Applicable.

ITEM
10.   Certification

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated this 30th Day of October 2003

STONEHILL INSTITUTIONAL PARTNERS, L.P.

By:  /s/ John Motulsky
     -----------------

     a General Partner

STONEHILL OFFSHORE PARTNERS LIMITED

By:  /s/ John Motulsky
     -----------------
     a Managing Member of Stonehill Advisers LLC, its investment adviser

STONEHILL ADVISERS LLC

By:  /s/ John Motulsky
     -----------------
     a Managing Member

STONEHILL CAPITAL MANAGEMENT LLC

By:  /s/ John Motulsky
     -----------------
     a Managing Member

JOHN MOTULSKY

/s/ John Motulsky
-----------------

CHRISTOPHER WILSON

/s/ Christopher Wilson
----------------------

WAYNE TEETSEL

/s/ Wayne Teetsel
-----------------

      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
           CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)


HTTP://WWW.SEC.GOV/DIVISIONS/CORPFIN/FORMS/13G.HTM
LAST UPDATE: 11/05/2002

EXHIBIT 1

AGREEMENT OF JOINT FILING

Stonehill Institutional Partners, L.P., Stonehill Offshore Partners Limited, Stonehill Advisers LLC, Stonehill Capital Management LLC, John Motulsky, Christopher Wilson, and Wayne Teetsel hereby agree that the Statement on
Schedule 13G to which this agreement is attached as an exhibit as well as all future amendments to such Statement, shall be filed jointly on behalf of each of them. This agreement is intended to satisfy the requirements of Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended.

Dated:  October 30, 2003

STONEHILL INSTITUTIONAL PARTNERS, L.P.

By:  /s/ John Motulsky
     -----------------
     a General Partner

STONEHILL OFFSHORE PARTNERS LIMITED

By:  /s/ John Motulsky
     -----------------
     a Managing Member of Stonehill Advisers LLC, its investment adviser

STONEHILL ADVISERS LLC

By:  /s/ John Motulsky
     -----------------
     a Managing Member

STONEHILL CAPITAL MANAGEMENT LLC

By:  /s/ John Motulsky
     -----------------
     a Managing Member

JOHN MOTULSKY

/s/ John Motulsky
-----------------

CHRISTOPHER WILSON

/s/ Christopher Wilson
----------------------

WAYNE TEETSEL

/s/ Wayne Teetsel
-----------------